Exhibit 99.1

Knightscope Secures New 33,000 Sq Ft Silicon Valley Headquarters to Power Next Phase of Growth as a New Era Begins

Thu, 10 Apr 2025 09:35:00 -0400 | Business Wire

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Knightscope, Inc. (NASDAQ: KSCP), a leader in AI-powered autonomous public safety and emergency communication technologies, today announced the signing of a lease for its new 33,355-square-foot corporate headquarters at 305 North Mathilda Avenue in Sunnyvale, California. Timed to mark the Company's 12th anniversary since its founding in 2013, this expansion signifies a bold step forward in Knightscope's mission to make America the safest country in the world.

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Strategically located in the heart of Silicon Valley, the new location more than doubles the Company's previous space, enabling accelerated growth across engineering, manufacturing, and client support. The Sunnyvale facility will serve as a hub for innovation for national deployment of Knightscope's cutting-edge technologies for both private sector and federal clients – while creating new engineering and manufacturing jobs in America.

"As we commemorate twelve years of relentless innovation and perseverance, securing this new headquarters is a major milestone for the entire Knightscope team," said William Santana Li, Chairman and CEO. "This facility will serve as the launchpad for our next phase of growth, giving us the space and infrastructure needed to deliver even more powerful solutions to our clients across the country."

By centralizing operations in a significantly larger facility, Knightscope is preparing to increase production capacity for its Autonomous Security Robots (ASR) and Emergency Communication Devices (ECD), improve internal collaboration, and streamline nationwide deployment of its technologies – including development and manufacturing of the future K7 ASR and K1 Super Tower in 2026.

About Knightscope

Knightscope is transforming public safety with cutting-edge robotics and AI technologies. From autonomous security robots to advanced detection systems, Knightscope is committed to building safer communities where you live, work, study and visit. Our long-term ambition is bold but simple: to make the United States of America the safest country in the world. Learn more about us at www.knightscope.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of words such as "should," "may," "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," "proposes" and similar expressions. Forward-looking statements contained in this press release and other communications include, but are not limited to, statements about the Company's goals, profitability, growth, prospects, reduction of expenses, and outlook. Although Knightscope believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks, uncertainties and other important factors that could cause actual results to differ materially from such forward-looking statements, including the factors discussed under the heading "Risk Factors" in Knightscope's Annual Report on Form 10-K for the year ended December 31, 2024, as updated by its other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of the document in which they are contained, and Knightscope does not undertake any duty to update any forward-looking statements, except as may be required by law.

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Public Relations

Drew McDowell

press@yourwashingtonoffice.com

Knightscope, Inc.

(650) 924-1025 ext. 6